Contacts:

Caraco Pharmaceutical - Daniel Movens- P: (313) 871-8400

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Enters into Asset Purchase Agreement with Forest Laboratories, Inc. to Settle Lexapro® (escitalopram oxalate) ANDA Patent Litigation

DETROIT, July 10, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) announced that, as part of the settlement of the legal proceedings related to Lexapro® (escitalopram oxalate) tablets, it entered into an Asset Purchase Agreement with Forest Laboratories, Inc. (“Forest”) to acquire several products from Forest’s Inwood line of business. The ANDA patent litigation settlement resolves litigation involving Caraco, Forest, Forest Holdings, Ltd., and H. Lundbeck A/S and Sun Pharmaceutical Industries Limited (“Sun”). Caraco is a subsidiary of Sun.

Among other things, with respect to Caraco, the litigation settlement involves the following provisions:

1.     Forest has agreed to provide licenses to Caraco for any patents related to Lexapro® with respect to the marketing of Caraco’s generic version of the product as of the date that any third party generic enters the market with final approval from the FDA other than an authorized generic or the first filer with Hatch-Waxman related exclusivity.

2.         Forest will reimburse Caraco for a portion of its attorney’s fees related to this litigation.

3.         Pursuant to the Asset Purchase Agreement (the “APA”), Caraco will take over the commercialization and sale of several products from Forest’s Inwood business. Caraco will pay Forest an advance against royalties and royalties on net sales of these products.

The terms of the settlement will be submitted to the Federal Trade Commission and the Department of Justice pursuant to the Medicare Modernization Act. The APA is scheduled to close no sooner than 40 days after the signing, which the parties hope will provide the FTC and DOJ with sufficient time to review the transaction. As the transaction must be submitted to the FTC and DOJ, there is a possibility that the transaction may need to either be revised, or it may not be consummated, and the litigation would be re-instituted.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such

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statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on a few products generating a majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

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